Exhibit 12


WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)

                                           Year Ended December 31,
                          --------------------------------------------------------
                            1997         1998        1999        2000        2001
                          --------     -------     -------     -------     -------
Fixed Charges:
   Interest Cost          $136,929     145,579     129,282     124,296     110,085
   One-third rent            7,535       8,075       8,076       8,868      10,193
                          --------     -------     -------     -------     -------

Total Fixed Charges        144,464     153,654     137,358     133,164     120,278
                          --------     -------     -------     -------     -------


Add (Deduct):
   Earnings before
   Income Taxes            111,263     132,783     413,275     514,387     345,404
   Interest Capitalized    (19,939)    (13,589)     (3,998)     (5,163)    (14,999)
                          --------     -------     -------     -------     -------

Earnings for
Fixed Charges             $235,788     272,848     546,635     642,388     450,683
                          ========     =======     =======     =======     =======


Ratio of Earnings to
   Fixed Charges              1.63        1.78        3.98        4.82        3.75
                          ========     =======     =======     =======     =======
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